Exhibit 99.1

CONTACT:	W. Gray Hudkins
Chief Operating Officer
(631) 667-1200, ext. 226

Joseph P. Ciavarella
Vice President and Chief Financial Officer
(631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

LANGER, INC. ANNOUNCES APPOINTMENT OF NEW PRESIDENT AND
CHIEF EXECUTIVE OFFICER

DEER PARK, N.Y., September 9, 2005 — Langer, Inc. (NASDAQ: GAIT) today announced the decision of its Board of Directors not to extend the Employment Agreement of Mr. Andrew H. Meyers, its President and Chief Executive Officer, beyond December 31, 2005, when it is set to expire.

“On behalf of the Board, stockholders and employees of Langer, I would like to extend my sincere thanks and appreciation for all of Andy’s hard work and dedication over the past four years, during which the Company’s annual revenues have grown from approximately $11 million to approximately $30 million for the year ended December 31, 2004,” said Warren B. Kanders, Chairman of the Board.  “We all wish him continued success in the years ahead and will look forward to continuing to work with him as a member of our Board of Directors.”

The Board of Directors appointed Mr. W. Gray Hudkins, currently Langer’s Chief Operating Officer, as its new President and Chief Executive Officer, effective as of the termination of Mr. Meyers’ employment.

Mr. Kanders continued, “Gray has been involved with Langer for almost two years, first in advising the Company through the acquisition of Silipos and then since he joined the Company full-time as the Chief Operating Officer last October.  Gray has an intimate familiarity with our business operations, he played a vital role in Langer’s successful acquisition and integration of Silipos, and he also played an integral role in Langer’s recently completed public offering resulting in net proceeds, before expenses, of approximately $31.6 million.  Given this, I’m confident of a successful transition for Gray into his new role.”

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., designs, manufactures and distributes high quality medical products targeting the orthopedic, orthotic and prosthetic markets.  In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets.  The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals.  Langer is based in Deer Park, New York and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future” and similar expressions to identify forward-looking statements.  These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the

Company’s Registration Statement on Form S-1, its 2004 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.